EXHIBIT 99.1

NICOLE KIDMAN PARTNERS WITH SERALABS A CURE PHARMACEUTICAL

COMPANY AS A STRATEGIC BUSINESS PARTNER AND GLOBAL BRAND AMBASSADOR

SeraLabs is a Leading CBD Health, Wellness & Beauty Company

Kidman’s partnership is exclusively with Sera Labs Topicals

Los Angeles & Oxnard, CA - December 8, 2020 – CURE Pharmaceutical Holdings (OTCQB: CURR) wholly owned subsidiary The Sera Labs, Inc., has enlisted Oscar, Golden Globe and Emmy Award-winning Nicole Kidman as the brand’s first-ever strategic business partner and global brand ambassador for their topical products. In addition to being the face of the brand, Kidman will play an integral role in the strategic direction of product development and messaging.

“We could not be more excited by Nicole’s decision to join our team,” says Nancy Duitch, SeraLabs CEO and CURE Pharmaceutical Chief Strategic Officer. “We wanted to work with someone who genuinely cares about growing the business as much as we do. A person just looking to lend their name was never going to work for us. She is savvy, forward thinking and embodies our brand values.”

Kidman became a proponent of the benefits of topical CBD when she experimented with it on an ankle injury last summer. She will bring her vast experience of the beauty sector to help SeraLabs boost its multi-channel distribution efforts and sales for its anti-aging skincare line, Seratopical® and topical ultra-hydrating and pain relief body creams and serums. The deal includes nine current SeraLabs topical products with an additional three products set to launch in 2021 where Kidman will be key in development.

“The partnership with SeraLabs was an easy decision for me,” states Kidman, SeraLabs Strategic Partner and Global Brand Ambassador. “With my injury last year, I experienced the benefit of CBD wellness products firsthand. I believe these products are a vital solution in health and wellness and Nancy and SeraLabs are a company I believe in. Joining them in this partnership is something I am very excited about!”

SeraLabs was founded in 2018 and is a global leader in the health, wellness, and beauty sectors. CURE Pharmaceutical Holdings which acquired SeraLabs in 2020 is focused on the innovation of pharmaceutical technology, wellness products and drug delivery. “The growth and global interest of our newest acquisition SeraLabs has been tremendous over the past few months,” said CURE Pharmaceutical CEO, Rob Davidson. “Nicole will undoubtedly help SeraLabs reach more consumers than ever before and grow our revenue exponentially over the next few years.”

SeraLabs can be found online and in national and regional store chains.

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About SeraLabs

SeraLabs® is a trusted leader in the health, wellness, and beauty sectors of innovative products with cutting edge technology and superior ingredients such as CBD. SeraLabs creates high quality products that use science-backed, proprietary formulations. Its more than 20 products are sold under the brand names SeraRelief™, Seratopical™, SeraLabs™, Gordon’s Herbals™ and SeraPets™. SeraLabs sells its products at affordable prices, making them easily accessible on a global scale. Strategically positioned in the growth market categories of beauty, health & wellness, and pet care, SeraLabs products are sold in major national drug, grocery chains and mass retailers. The company also sells products under private label to major retailers and multi-level marketers, as well as direct-to-consumer (DTC), via online website orders, including opt-in subscriptions. For more information visit: www.Seratopical.com and follow us on Instagram at @seratopical, or on Facebook or contact: press@theseralabs.com

About CURE Pharmaceutical Holding Corp.

CURE Pharmaceutical® is the pioneering developer of CUREform™, a patented drug delivery platform that offers a number of unique immediate- and controlled-release drug delivery vehicles designed to improve drug efficacy, safety, and patient experience for a wide range of active ingredients.

As a vertically integrated company, CURE’s 25,000 square foot, FDA-registered, NSF® and cGMP-certified manufacturing facility enables it to partner with pharmaceutical and wellness companies worldwide for private and white-labeled production. CURE has partnerships in the U.S., China, Mexico, Canada, Israel, and other markets in Europe.

Media Contacts:

Monica M. Jaramillo, LABEL the Agency, mjaramillo@labeltheagency.com, 424.273.8675,

Investor and Corporate Relations, Kathryn Brown, cure@cmwmedia.com, 858.264.6600

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